UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 2, 2017, Portola Pharmaceuticals, Inc. (the “Company”) entered into a purchase and sale agreement (the “Agreement”) with HealthCare Royalty Partners III, L.P. HealthCare Royalty Partners II, L.P., HCRP Overflow Fund, L.P. and Molag HealthCare Royalty, L.P. (collectively, “HCRP”) providing for the acquisition by HCRP of a royalty interest in future worldwide sales of andexanet alfa (the “Transaction”). The Company received $50 million upon the execution of the Agreement, and following satisfaction of customary closing conditions, will have the right receive an additional $100 million if U.S. regulatory approval of andexanet alfa is received prior to October 1, 2018. The Company received a Complete Response Letter from the FDA regarding its Biologics License Application for andexanet in August 2017, and currently expects to resubmit the application in the second quarter of 2017. In the EU, the European Medicines Agency (EMA) is reviewing the Marketing Authorization Application (MAA) for andexanet.

Pursuant to the Agreement, the Company sold the rights to a tiered royalty payable to HCRP on worldwide, annual net sales of andexanet alfa subject to a cap in an amount equal to 195% of the total funding received by the Company after which the agreement would expire. Specifically, HCRP will receive a royalty based on tiered net worldwide sales of andexanet alfa of 2.0% if a total of $50 million is funded by HCRP, or if a total of $150 million is funded a tiered royalty rate ranging from 7.85% to 3.58%, with the applicable rate decreasing starting at worldwide net sales levels above $150 million. Royalty rates for any funded amounts are subject to increase if a supplemental manufacturing approval from the FDA is not received before October 2018. If andexanet alfa is not approved for commercial sale the Company has no repayment obligations under this Agreement.

The obligation of HCRP to fund the additional $100 million payment will be subject to HCRP election for a 30 day period if initial FDA regulatory approval has not been received by September 1, 2018 and will automatically expire if FDA regulatory approval is not received by October 1, 2018. The Agreement contains other customary terms and conditions, including representations and warranties, reporting covenants and limitations on liens and other indebtedness that would affect the applicable royalty portion of net sales of the andexanet alfa product.

The above description of the Agreement is a summary of their material terms, does not purport to be complete and is qualified in its entirety by reference to the respective exhibits which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.
Dated: February 3, 2017

	By:	/s/ Mardi C. Dier
Mardi C. Dier
Executive Vice President and Chief Financial Officer